EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2018 FIRST QUARTER DIVIDEND AND

FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Senior Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 19, 2018) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported increased quarterly earnings and continued strong performance for the first quarter of 2018. On April 18, 2018, the Board of Directors announced a quarterly common stock cash dividend of $0.23 per common share, payable on May 14, 2018, to shareholders of record on April 30, 2018. Select highlights for the first quarter include:

•	Net income of $2.5 million

•	Loan growth of $12.8 million

•	Deposit growth of $22.2 million

•	Basic and diluted earnings per share of $0.73

•	Net interest margin of 4.05%

John R. Milleson, President and CEO, stated, “Not only am I proud to announce that the Company delivered strong results for the first quarter of 2018, but also that the Bank of Clarke County has been named the best bank in the Northern Shenandoah Valley and Loudoun County. These accolades come from the results of online surveys conducted by the Northern Virginian Daily and Loudoun Times Mirror. I considered these recognitions particularly special because they reflect acceptance by the communities in which we operate and validation of the efforts of our talented and energetic staff who not only perform their daily duties but are true contributors to their communities.”

Income Statement Review

Net income for the quarter ended March 31, 2018 was $2.5 million reflecting an increase of 48.6% from the quarter ended December 31, 2017 and an increase of 24.2% from the quarter ended March 31, 2017. These increases are mostly attributed to a $397,000 gain recognized on the foreclosure of residential real estate loan collateral as other real estate owned and to the decrease in income tax expense. Because the Tax Cuts and Jobs Act was signed into law on December 22, 2017, the Company’s deferred tax assets and liabilities were adjusted at December 31, 2017, for the effect of the change in the corporate tax rate. This adjustment resulted in a net increase to federal income tax expense of $430,152 during the quarter ended December 31, 2017. Net income was $1.7 million for the three-month period ended December 31, 2017 and $2.0 million for the quarter ended March 31, 2017.

Net interest income was $7.0 million for the quarters ended March 31, 2018 and December 31, 2017. Net interest income was $6.4 million for the quarter ended March 31, 2017. The increase in interest income from loans was the biggest contributor to the increase in net interest income when comparing the quarter ended March 31, 2018 to the same period in 2017.

Total loan interest income was $6.5 million for the quarter ended March 31, 2018, reflecting an increase of $112,000 from the quarter ended December 31, 2017. Total loan interest income was $5.7 million for the quarter ended March 31, 2017. Average loans for the quarter ended March 31, 2018 were $575.4 million compared to $562.5 million at December 31, 2017. Total average accruing loans were $571.8 million for the quarter ended March 31, 2018 and $557.2 million at December 31, 2017. For the quarter ended March 31, 2017, total average loans were $518.3 million and average accruing loans were $511.8 million. The tax equivalent yield on average loans for the quarter ended March 31, 2018 was 4.62%, an increase of seven basis points from 4.55% for the quarter ended December 31, 2017 and an increase of 11 basis points from the 4.51% average yield at March 31, 2017. Interest and dividend income from the investment portfolio was $881,000 for the quarter ended March 31, 2018 and $846,000 for the quarter ended December 31, 2017. Average investments were $130.1 million for the quarter ended March 31, 2018 and $128.8 million for the quarter ended December 31, 2017. Average investments were $125.0 million for the quarter ended March 31, 2017 and interest and dividend income was $809,000 for that same period.

Total interest expense for the three months ended March 31, 2018 was $426,000, an increase of $74,000 from the quarter ended December 31, 2017. Total interest expense increased $223,000 when comparing the quarter ended March 31, 2018 to the same period in 2017. Much of that increase resulted from increased deposit rates on several bank deposit products. The average cost of interest bearing liabilities increased seven basis points when comparing the quarter ended March 31, 2018 to the quarter ended December 31, 2017. The average balance of interest bearing liabilities increased $6.0 million from the quarter ended December 31, 2017. The average cost of interest bearing liabilities increased 19 basis points when comparing the quarter ended March 31, 2018 to the quarter ended March 31, 2017. The average balance of interest bearing liabilities increased $30.8 million from the quarter ended March 31, 2017. As interest rates continue to rise, the Company will continue to steadfastly manage the cost of its interest-bearing deposits. The net interest margin was 4.05% for the quarter ended March 31, 2018 and 4.03% for the quarter December 31, 2017. For the quarter ended March 31, 2017 the net interest margin was 4.09%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $1.8 million for the quarter ended March 31, 2018 and $1.9 million for the quarter ended December 31, 2017. Noninterest income for the quarter ended March 31, 2017 was $1.7 million.

Noninterest expense was $5.6 million for the quarter ended March 31, 2018. This represents a decrease of $193,000 or 3.3% from $5.8 million for the quarter ended December 31, 2017. Much of this decrease resulted from a $397,000 gain recognized upon the foreclosure of residential real estate collateral during the quarter. On February 14, 2018, the Bank took ownership of an approximate 38-acre residential property located in Northern Loudoun County, Virginia. The property has a current appraised value of $3.4 million and after consideration of estimated selling costs, was recorded as other real estate owned of $3.2 million. Additionally, approximately $130,000 in other real estate owned expenses were incurred with this foreclosure during the quarter ended March 31, 2018. Noninterest expense decreased $79,000 or 1.4% when comparing the quarter ended March 31, 2018 to the same time period in 2017.

Income tax expense was $476,000 for the quarter ended March 31, 2018. This represents a decrease of $721,000 or 60.2% from $1.2 million for the quarter ended December 31, 2017. Much of this decrease resulted from the adjustment of $430,152 to federal income tax expense during the quarter ended December 31, 2017 in response to the Tax Cuts and Jobs Act being signed into law on December 22, 2017. Income tax expense decreased $334,000 or 41.2% when comparing the quarter ended March 31, 2018 to the same period in 2017. As a result of the Tax Cuts and Jobs Act, the Company expects to be subject to a lower income tax rate.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $6.4 million or 0.84% of total assets at December 31, 2017 to $5.1 million or 0.66% of total assets at March 31, 2018. This decrease resulted mostly from decreases in nonaccrual loans. Non-performing assets were $6.4 million or 0.91% of total assets at March 31, 2017. During the first quarter of 2018, five loans totaling approximately $4.5 million were removed from nonaccrual status by fact of being paid off or charged off, and one loan totaling $156,000 was placed on non-accrual status. Other changes to non-accrual loan balances resulted from loan payments. Management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. At March 31, 2018, the Bank had $18,000 of loans 90 days or more past due and still accruing. At December 31, 2017, and March 31, 2017, the Bank had no loans 90 days or more past due and still accruing. Other real estate owned was $3.3 million at March 31, 2018 and $106,000 at December 31, 2017 and March 31, 2017. On February 14, 2018, the Bank took ownership of an approximate 38-acre residential property located in Northern Loudoun County, Virginia. The property has a current appraised value of $3.4 million and after consideration of estimated selling costs was recorded as other real estate owned of $3.2 million.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2018, the Company had 19 troubled debt restructurings totaling $4.3 million. All but one of the restructured loans are performing loans.

The Company realized $86,000 in net charge offs for the quarter ended March 31, 2018 versus $98,000 in net charge-offs for the three months ended December 31, 2017. The Company realized $440,000 in net recoveries for the quarter ended March 31, 2017. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The provisions for loan losses for the quarter ended March 31, 2018 and December 31, 2017, were $205,000 and $134,000, respectively. The Company had negative provisions for loan losses of $527,000 for the three months ended March 31, 2017. The ratio of allowance for loan losses to total loans was 0.78% at March 31, 2018 and December 31, 2017. The ratio of allowance for loan losses to total loans was 0.85% at March 31, 2017. The ratio of allowance for loan losses to total nonaccrual loans was 251.7% at March 31, 2018. The ratio of allowance for loan losses to total nonaccrual loans was 69.6% and 69.7% at December 31, 2017 and March 31, 2017, respectively. At March 31, 2018, impaired loans totaled $6.7 million and had related specific allocations of $326,000. At December 31, 2017, impaired loans totaled $11.4 million and had related specific allocations of $458,000. At March 31, 2017, total impaired loans were $12.0 million and required specific allocations of $366,000.

Total Consolidated Assets

Total consolidated assets of the Company at March 31, 2018 were $775.9 million, which represented an increase of $10.1 million or 1.32% from total assets of $765.8 million at December 31, 2017. At March 31, 2017, total consolidated assets were $705.1 million. Securities available for sale decreased $3.7 million from $133.7 million at December 31, 2017. Total loans increased from $568.8 million at December 31, 2017 to $581.6 million at March 31, 2018. At March 31, 2017, total investment securities were $132.4 million and total loans were $519.4 million.

Deposits and Other Borrowings

Total deposits increased $22.2 million from $663.4 million at December 31, 2017 to $685.6 million at March 31, 2018. At March 31, 2017, total deposits were $615.9 million. The Company held no brokered deposits for any of the above-mentioned periods.

The Company had no borrowings with the Federal Home Loan Bank of Atlanta at March 31, 2018, December 31, 2017 and March 31, 2017.

Equity

Shareholders’ equity at March 31, 2018 was $83.1 million and $83.8 million at December 31, 2017. Shareholder’s equity was $80.5 million at March 31, 2017. The book value of the Company at March 31, 2018 was $24.12 per common share. Total common shares outstanding were 3,466,117 at March 31, 2018. On April 18, 2018, the board of directors declared a $0.23 per common share cash dividend for shareholders of record as of April 30, 2018 and payable on May 14, 2018.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q18	4Q17	3Q17	2Q17	1Q17
Net Income (dollars in thousands)	$2,539	$1,709	$2,007	$2,026	$2,044
Earnings per share, basic	$0.73	$0.49	$0.58	$0.58	$0.59
Earnings per share, diluted	$0.73	$0.49	$0.58	$0.58	$0.59

Return on average total assets	1.36%	0.91%	1.07%	1.19%	1.20%
Return on average total equity	12.40%	8.11%	9.56%	9.96%	10.40%
Dividend payout ratio	31.51%	44.90%	37.93%	37.93%	37.29%
Fee revenue as a percent of total revenue	19.36%	18.40%	18.37%	18.69%	19.21%

Net interest margin(1)	4.05%	4.03%	4.12%	4.15%	4.09%
Yield on average earning assets	4.29%	4.23%	4.32%	4.30%	4.21%
Yield on average interest-bearing liabilities	0.40%	0.33%	0.32%	0.21%	0.21%
Net interest spread	3.88%	3.90%	4.00%	4.09%	4.00%
Tax equivalent adjustment to net interest income (dollars in thousands)	$89	$155	$159	$166	$158

Non-interest income to average assets	0.96%	1.01%	0.86%	0.90%	0.97%
Non-interest expense to average assets	3.01%	3.14%	3.15%	3.24%	3.35%

Efficiency ratio(2)	63.19%	65.52%	66.52%	67.45%	69.67%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q18	4Q17	3Q17	2Q17	1Q17
BALANCE SHEET RATIOS
Loans to deposits	84.83%	85.74%	85.57%	87.69%	83.61%
Average interest-earning assets to average-interest bearing liabilities	166.80%	165.83%	162.10%	162.04%	162.59%
PER SHARE DATA
Dividends	$0.23	$0.22	$0.22	$0.22	$0.22
Book value	24.12	24.40	24.31	24.02	23.32
Tangible book value	24.12	24.40	24.31	24.02	23.32
SHARE PRICE DATA
Closing price	$32.80	$32.00	$29.25	$31.25	$28.40
Diluted earnings multiple(1)	11.23	16.33	12.61	13.47	12.03
Book value multiple(2)	1.36	1.31	1.20	1.30	1.22
COMMON STOCK DATA
Outstanding shares at end of period	3,466,117	3,449,027	3,456,430	3,481,946	3,476,553
Weighted average shares outstanding	3,463,118	3,468,275	3,469,372	3,474,628	3,478,053
Weighted average shares outstanding, diluted	3,463,118	3,468,275	3,469,372	3,474,628	3,478,053
CAPITAL RATIOS
Total equity to total assets	10.71%	10.95%	11.31%	11.18%	11.42%
CREDIT QUALITY
Net charge-offs to average loans	0.06%	0.07%	-0.03%	-0.16%	-0.34%
Total non-performing loans to total loans	0.31%	1.11%	0.92%	1.01%	1.23%
Total non-performing assets to total assets	0.66%	0.84%	0.71%	0.77%	0.91%
Non-accrual loans to:
total loans	0.31%	1.11%	0.92%	1.01%	1.23%
total assets	0.23%	0.83%	0.69%	0.75%	0.90%
Allowance for loan losses to:
total loans	0.78%	0.78%	0.81%	0.80%	0.85%
non-performing assets	88.48%	68.44%	85.30%	77.22%	68.59%
non-accrual loans	251.67%	69.59%	87.40%	78.68%	69.74%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$18	$—	$19	$—	$—
Non-accrual loans	1,800	6,339	5,086	5,601	6,335
Other real estate owned and repossessed assets	3,302	106	106	106	106
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$138	$160	$70	$67	$62
(Recoveries)	(52)	(62)	(110)	(286)	(502)
Net charge-offs (recoveries)	86	98	(40)	(219)	(440)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$205	$134	$(2)	$(230)	$(527)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,411	$4,375	$4,437	$4,417	$4,505
Provision	205	134	(2)	(230)	(527)
Net charge-offs (recoveries)	86	98	(40)	(150)	(439)
Balance at the end of period	$4,530	$4,411	$4,375	$4,337	$4,417

(1)	The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Audited	Unaudited	Unaudited	Unaudited
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Assets
Cash and due from banks	$33,032	$32,672	$30,593	$27,184	$24,826
Federal funds sold	152	3,176	144	152	132
Securities available for sale, at fair value	129,986	133,673	125,685	133,613	132,449
Loans, net of allowance for loan losses	577,075	564,406	547,716	549,772	514,940
Bank premises and equipment, net	19,474	19,579	19,740	19,911	19,959
Other assets	16,145	12,245	14,686	13,417	12,834

Total assets	$775,864	$765,751	$738,564	$744,049	$705,140

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$252,144	$234,990	$224,353	$218,117	$213,542
Savings and interest-bearing demand deposits	328,655	322,948	314,599	312,990	317,325
Time deposits	104,847	105,476	106,293	100,903	85,006

Total deposits	$685,646	$663,414	$645,245	$632,010	$615,873
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank advances	—	—	—	20,000	—
Trust preferred capital notes	—	—	—	—	—
Other liabilities	7,147	18,520	9,768	8,871	8,740
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$692,793	$681,934	$655,013	$660,881	$624,613

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,611	8,587	8,593	8,656	8,632
Surplus	12,155	12,075	12,193	12,748	12,548
Retained earnings	64,588	62,845	61,946	60,705	59,442
Accumulated other comprehensive income	(2,283)	310	819	1,059	(95)

Total shareholders’ equity	$83,071	$83,817	$83,551	$83,168	$80,527

Total liabilities and shareholders’ equity	$775,864	$765,751	$738,564	$744,049	$705,140

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Interest and Dividend Income
Interest and fees on loans	$6,541	$6,429	$6,548	$6,108	$5,736
Interest on federal funds sold	1	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	606	573	564	591	550
Interest income exempt from federal income taxes	262	253	258	269	254
Dividends	13	20	17	19	5
Interest on deposits in banks	52	48	71	16	21

Total interest and dividend income	$7,475	$7,323	$7,458	$7,003	$6,566

Interest Expense
Interest on deposits	$426	$352	$311	$217	$203
Interest on federal funds purchased and securities sold under agreements to repurchase	—	—	—	13	—
Interest on Federal Home Loan Bank advances	—	—	40	18	—
Interest on trust preferred capital notes	—	—	—	—	—

Total interest expense	$426	$352	$351	$248	$203

Net interest income	$7,049	$6,971	$7,107	$6,755	$6,363
Provision For Loan Losses	205	134	(2)	(230)	(527)

Net interest income after provision for loan losses	$6,844	$6,837	$7,109	$6,985	$6,890

Noninterest Income
Income from fiduciary activities	$444	$402	$236	$309	$292
Service charges on deposit accounts	308	318	310	295	299
Other service charges and fees	961	911	1,057	957	953
Gain on the sale of bank premises and equipment	—	—	(2)	(5)	(6)
Gain (Loss) on sales of AFS securities	11	(87)	26	1	50
Officer insurance income	—	288	—	—	—
Other operating income	77	60	(10)	41	85

Total noninterest income	$1,801	$1,892	$1,617	$1,598	$1,673

Noninterest Expenses
Salaries and employee benefits	$3,526	$3,417	$3,513	$3,364	$3,350
Occupancy expenses	371	371	358	367	377
Equipment expenses	219	236	222	259	239
Advertising and marketing expenses	185	187	190	175	178
Stationery and supplies	56	36	49	47	41
ATM network fees	206	209	203	183	220
Other real estate owned expenses	130	—	(3)	10	1
(Gain) loss on foreclosure and sale of other real estate	(397)	—	—	—	(1)
FDIC assessment	58	58	57	54	52
Computer software expense	139	142	151	159	195
Bank franchise tax	134	138	138	134	125
Professional fees	275	237	213	266	291
Data processing fees	125	143	165	139	117
Other operating expenses	603	649	653	590	524

Total noninterest expenses	$5,630	$5,823	$5,909	$5,747	$5,709

Income before income taxes	3,015	2,906	2,817	2,836	2,854
Income Tax Expense	476	1,197	810	810	810

Net income	$2,539	$1,709	$2,007	$2,026	$2,044

Earnings Per Share
Net income per common share, basic	$0.73	$0.49	$0.58	$0.58	$0.59

Net income per common share, diluted	$0.73	$0.49	$0.58	$0.58	$0.59

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$90,769	$2,508	2.76%	$38,402	$2,352	6.13%	$88,081	$2,251	2.56%
Tax-Exempt (1)	39,307	1,347	3.43%	90,351	1,520	1.68%	36,966	1,563	4.23%

Total Securities	$130,076	$3,855	2.96%	$128,753	$3,872	3.01%	$125,047	$3,814	3.05%
Loans:
Taxable	$563,372	$26,231	4.66%	$551,650	$25,314	4.59%	$505,538	$23,048	4.56%
Nonaccrual	3,624	—	0.00%	5,272	—	0.00%	6,552	—	0.00%
Tax-Exempt (1)	8,378	375	4.47%	5,572	290	5.20%	6,230	326	5.23%

Total Loans	$575,374	$26,606	4.62%	$562,494	$25,604	4.55%	$518,320	$23,374	4.51%
Federal funds sold	218	5	2.19%	263	0	0.00%	85	1	1.25%
Interest-bearing deposits in other banks	13,514	211	1.56%	15,278	190	1.24%	10,435	85	0.82%

Total earning assets	$715,558	$30,677	4.29%	$701,516	$29,666	4.23%	$647,335	$27,274	4.21%
Allowance for loan losses	(4,450)			(4,397)			(4,812)
Total non-earning assets	46,554			48,852			49,455

Total assets	$757,662			$745,971			$691,978

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$88,188	$235	0.27%	$88,520	$194	0.22%	$83,730	$130	0.15%
Money market accounts	131,959	552	0.42%	127,063	333	0.26%	129,830	227	0.17%
Savings accounts	103,605	102	0.10%	102,128	70	0.07%	98,075	61	0.06%
Time deposits:
$100,000 and more	68,238	499	0.73%	67,672	510	0.75%	40,755	264	0.65%
Less than $100,000	36,963	341	0.92%	37,649	287	0.76%	45,709	146	0.32%

Total interest-bearing deposits	$428,953	$1,728	0.40%	$423,032	$1,393	0.33%	$398,099	$827	0.21%
Federal funds purchased and securities sold under agreements to repurchase	33	1	1.89%	1	—	0.00%	42	1	1.87%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	—	—	0.00%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	$428,986	$1,729	0.40%	$423,033	$1,393	0.33%	$398,141	$828	0.21%

Noninterest-bearing liabilities:
Demand deposits	237,343			229,009			205,646
Other Liabilities	8,258			10,363			8,469

Total liabilities	$674,587			$662,405			$612,256
Shareholders’ equity	83,075			83,566			79,722

Total liabilities and shareholders’ equity	$757,662			$745,971			$691,978

Net interest income		$28,948			$28,272			$26,446

Net interest spread			3.88%			3.90%			4.00%
Interest expense as a percent of average earning assets			2.40%			0.20%			0.13%
Net interest margin			4.05%			4.03%			4.09%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
GAAP Financial Measurements:
Interest Income - Loans	$6,541	$6,429	$6,548	$6,108	$5,736
Interest Income - Securities and Other Interest-Earnings Assets	934	894	910	896	830
Interest Expense - Deposits	426	352	311	217	203
Interest Expense - Other Borrowings	—	—	40	31	—

Total Net Interest Income	$7,049	$6,971	$7,107	$6,756	$6,363

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$19	$25	$26	$27	$27
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	70	130	133	139	131

Total Tax Benefit on Tax-Exempt Interest Income	$89	$155	$159	$166	$158

Tax-Equivalent Net Interest Income	$7,138	$7,126	$7,266	$6,922	$6,521